Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
FIRST QUARTER 2021 FINANCIAL RESULTS

•Sales of $302 million, down 9% from last year; Organic Sales down 10%
•Operating Income of $32.4 million; Adjusted Operating Income down 37% from last year’s $51.7 million
•Operating Margin of 10.7%; Adjusted Operating Margin down 490 bps from last year’s 15.6%
•GAAP EPS of $0.38; Adjusted EPS down 46% from last year’s $0.71
•2021 Sales Growth Expectation Increased to 11% to 13% with Organic Sales Growth of 10% to 12%
•2021 EPS Outlook Increased to $1.78 to $1.98; Up 9% to 21% from 2020 Adjusted EPS of $1.64

BRISTOL, Conn., April 30, 2021 — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the first quarter of 2021.
“Barnes Group delivered a strong first quarter to open 2021 with solid Industrial revenue growth and modest sequential improvement in Aerospace. The additional sales volumes contributed to better than expected operating profit in the quarter and allowed us to exceed the high-end of our EPS outlook,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “Our 2021 return to growth focus is off to a good start with strong orders and increasing backlog, factors which provide more confidence in our second half expectation. With a heightened conviction of an economic recovery in many of our end markets, we have increased our financial performance outlook for 2021,” added Dempsey.
First Quarter 2021 Highlights
First quarter 2021 net sales of $302 million were down 9% from $331 million in the prior year period, with organic sales (1) declining 10% driven by the impact of the global pandemic on the Company’s aerospace related end markets. Divested Seeger sales had a negative impact of 2%, while foreign exchange had a positive impact of 3%. On a sequential basis, sales improved 4% from the fourth quarter of 2020. Operating income was $32.4 million versus $49.3 million a year ago. Operating margin decreased 420 bps to 10.7%. On an adjusted basis, which excludes $2.4 million of Seeger divestiture adjustments in last year’s first quarter, operating income was down 37% and adjusted operating margin was down 490 bps from a year ago.

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Interest expense was $3.9 million, a decrease of $0.4 million from the prior year quarter due to the benefit of lower average borrowings, partially offset by a higher average interest rate. Other expense was $1.5 million, down $0.1 million from a year ago.

The Company’s effective tax rate in the first quarter was 28.1% compared with 31.5% a year ago. The decrease is largely due to the absence of tax expense related to the completed sale of the Seeger business and a reduction of the statutory tax rate at one of our international operations, both of which occurred in the first quarter of 2020. These benefits were offset in part by the impact of the global intangible low-taxed income tax on foreign earnings in the U.S in the first quarter of 2021.

Net income for the first quarter was $19.4 million, or $0.38 per diluted share, compared to $29.7 million, or $0.58 per diluted share, a year ago. On an adjusted basis, net income per share was down 46% from $0.71 a year ago. Adjusted net income per diluted share in the first quarter of 2020 excludes $0.13 of Seeger divestiture adjustments.
First quarter 2021 cash provided by operating activities was $35.6 million versus $47.2 million in the prior year period. Free cash flow was $27.8 million compared to $35.3 million last year. Capital expenditures were $7.9 million, down $4.1 million from a year ago.

Segment Performance and End Market Outlook
Industrial
First quarter sales were $220 million, up 10% from $199 million in the prior year period. Organic sales increased 8% related to volume increases due to stronger end markets. Divested Seeger revenues of $5.0 million had a negative impact of 3%, while favorable foreign exchange increased sales by $10.3 million, or 5%. On a sequential basis, total Industrial sales increased 5% from the fourth quarter of 2020.

Operating profit in the first quarter was $21.3 million, up 19% from $17.9 million in the prior year period. The increase was driven by the profit contribution of the higher sales volumes and productivity, offset in part by higher personnel costs. Operating margin was 9.7%, up 70 bps from a year ago. Excluding $2.4 million of Seeger divestiture adjustments in last year’s first quarter, adjusted operating profit was up 5% from last year’s $20.3 million and adjusted operating margin was down 50 bps from a year ago.

Aerospace
First quarter sales were $82 million, down 38% from $132 million last year as global aerospace end markets continue to be impacted by the global pandemic. Aerospace original equipment manufacturing (“OEM”) sales decreased 32% while aftermarket sales decreased 48%. On a sequential basis, Aerospace sales increased 2% from the fourth quarter of 2020.

Operating profit was $11.1 million, down 65% from $31.4 million in the prior year period, reflecting the impact of lower sales volumes, offset in part by better productivity. Operating margin was 13.6% versus 23.9% a year ago.

Aerospace OEM backlog ended the first quarter at $600 million, up 5% from December 2020. The Company expects to ship approximately 45% of this backlog over the next 12 months.

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Balance Sheet and Liquidity

Barnes Group’s balance sheet remains well-positioned with sufficient liquidity to fund operations. The Company has liquidity of $85 million in cash and approximately $441 million available under the revolving credit facility, subject to covenants which would have allowed $143 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 3.1 times at quarter end. The Company is in full compliance with all covenants under its amended credit agreements.

Updated 2021 Outlook

Barnes Group now expects 2021 organic sales to be up 10% to 12%, up from the prior 6% to 8% expectation. Foreign exchange is anticipated to have an approximate 2% favorable impact on 2021 sales, while divested revenues will have an approximate negative 1% impact. Operating margin is forecasted to be approximately 13%. Earnings per share are now expected to be in the range of $1.78 to $1.98, up 9% to 21% from 2020’s adjusted earnings per share of $1.64 and above our prior expectation of $1.65 to $1.90. Further, the Company forecasts capital expenditures of approximately $50 million and cash conversion of greater than 100% of net income. The effective tax rate for 2021 is expected to be approximately 30%.

Conference Call Information

Barnes Group Inc. will conduct a conference call with investors to discuss first quarter 2021 results at 8:30 a.m. ET today, April 30, 2021. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 3882647. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, April 30, 2021 until 11:59 p.m. (ET) on Friday, May 7, 2021, by dialing (416) 621-4642; Conference ID 3882647.
Note:
(1) Organic sales decline represents the total reported sales decrease within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. The skilled and dedicated employees of Barnes Group around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. Barnes Group is committed to corporate accountability and furthering environmental, social and governance principles as evidenced by our listing as one of America’s Most Responsible Companies by Newsweek. For more information, visit www.BGInc.com.

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Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; the impacts of the COVID-19 pandemic on our business, including on demand, supply chains, operations and our ability to maintain sufficient liquidity throughout the unknown duration and severity of the pandemic; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government tariffs, trade agreements and trade policies; the impact of new or revised tax laws and regulations; the adoption of laws, directives or regulations that impact the materials processed by our products or their end markets; changes in raw material or product prices and availability; the continuing impact of prior acquisitions and divestitures; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies; product liabilities and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, social, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2021	2020	% Change
Net sales	$301,629	$330,671	(8.8)

Cost of sales	194,696	208,248	(6.5)
Selling and administrative expenses	74,553	73,110	2.0
	269,249	281,358	(4.3)
Operating income	32,380	49,313	(34.3)

Operating margin	10.7%	14.9%

Interest expense	3,942	4,324	(8.8)
Other expense (income), net	1,463	1,594	(8.2)
Income before income taxes	26,975	43,395	(37.8)
Income taxes	7,593	13,662	(44.4)
Net income	$19,382	$29,733	(34.8)

Common dividends	$8,104	$8,133	(0.4)

Per common share:
Net income:
Basic	$0.38	$0.58	(34.5)
Diluted	0.38	0.58	(34.5)
Dividends	0.16	0.16	—

Weighted average common shares outstanding:
Basic	50,933,666	51,061,132	(0.2)
Diluted	51,087,688	51,501,857	(0.8)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2021	2020	% Change
Net sales
Industrial	$219,992	$199,100	10.5
Aerospace	81,642	131,571	(37.9)
Intersegment sales	(5)	—
Total net sales	$301,629	$330,671	(8.8)

Operating profit
Industrial	$21,295	$17,924	18.8
Aerospace	11,085	31,389	(64.7)
Total operating profit	$32,380	$49,313	(34.3)

Operating margin			Change
Industrial	9.7%	9.0%	70	bps.
Aerospace	13.6%	23.9%	(1,030)	bps.
Total operating margin	10.7%	14.9%	(420)	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$84,900	$79,145
Accounts receivable	252,548	251,460
Inventories	233,465	238,008
Prepaid expenses and other current assets	77,490	73,732
Total current assets	648,403	642,345

Deferred income taxes	21,653	22,092
Property, plant and equipment, net	356,272	370,947
Goodwill	971,851	1,011,580
Other intangible assets, net	541,148	564,132
Other assets	60,937	65,130
Total assets	$2,600,264	$2,676,226

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$7,507	$2,115
Accounts payable	118,756	112,428
Accrued liabilities	169,277	178,560
Long-term debt - current	2,051	2,276
Total current liabilities	297,591	295,379

Long-term debt	664,015	699,868
Accrued retirement benefits	94,066	98,171
Deferred income taxes	88,117	91,668
Long-term tax liability	59,063	59,063
Other liabilities	46,045	49,400

Total stockholders' equity	1,351,367	1,382,677
Total liabilities and stockholders' equity	$2,600,264	$2,676,226

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2021	2020
Operating activities:
Net income	$19,382	$29,733
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,992	23,617
Gain on disposition of property, plant and equipment	(50)	(123)
Stock compensation expense	2,306	2,552
Seeger divestiture charges	—	6,620
Changes in assets and liabilities, net of the effects of divestitures:
Accounts receivable	(7,590)	9,592
Inventories	78	(12,788)
Prepaid expenses and other current assets	(4,882)	(3,227)
Accounts payable	9,121	1,328
Accrued liabilities	(6,456)	(7,885)
Deferred income taxes	(101)	462
Long-term retirement benefits	(569)	(3,518)
Other	2,381	826
Net cash provided by operating activities	35,612	47,189

Investing activities:
Proceeds from disposition of property, plant and equipment	83	185
Proceeds from the sale of businesses, net of cash sold	—	36,879
Capital expenditures	(7,855)	(11,912)
Other	3,758	—
Net cash (used) provided by investing activities	(4,014)	25,152

Financing activities:
Net change in other borrowings	5,354	20,775
Payments on long-term debt	(30,933)	(108,521)
Proceeds from the issuance of long-term debt	15,000	75,000
Proceeds from the issuance of common stock	125	183
Common stock repurchases	—	(15,550)
Dividends paid	(8,104)	(8,133)
Withholding taxes paid on stock issuances	(68)	(84)
Other	(5,816)	(7,252)
Net cash used by financing activities	(24,442)	(43,582)

Effect of exchange rate changes on cash flows	(2,331)	(3,111)
Increase in cash, cash equivalents and restricted cash	4,825	25,648

Cash, cash equivalents and restricted cash at beginning of period	91,468	93,805
Cash, cash equivalents and restricted cash at end of period	96,293	119,453
Less: Restricted cash, included in Prepaid expenses and other current assets	(6,198)	—
Less: Restricted cash, included in Other assets	(5,195)	(6,626)
Cash and cash equivalents at end of period	$84,900	$112,827

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2021	2020
Free cash flow:
Net cash provided by operating activities	$35,612	$47,189
Capital expenditures	(7,855)	(11,912)
Free cash flow (1)	$27,757	$35,277

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2021	2020		% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$21,295	$17,924		18.8
Seeger divestiture adjustments	—	2,409
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$21,295	$20,333		4.7

Operating Margin - Industrial Segment (GAAP)	9.7%	9.0%		70	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	9.7%	10.2%		(50)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$32,380	$49,313		(34.3)
Seeger divestiture adjustments	—	2,409
Operating Income as adjusted (Non-GAAP) (1)	$32,380	$51,722		(37.4)

Operating Margin (GAAP)	10.7%	14.9%		(420)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	10.7%	15.6%		(490)	bps.

Diluted Net Income per Share (GAAP)	$0.38	$0.58		(34.5)
Seeger divestiture adjustments	—	0.13
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.38	$0.71		(46.5)

	Full-Year 2020	Full-Year 2021 Outlook
Diluted Net Income per Share (GAAP)	$1.24	$1.78	to	$1.98

Restructuring/reduction in force charges	0.27		—
Seeger divestiture adjustments	0.13		—

Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$1.64	$1.78	to	$1.98

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2020: 1) adjustments related to the divestiture of the Seeger business, including $2.5M reflected within the Industrial segment's operating profit and $4.2M of tax expense and 2) charges taken in 2020 related to restructuring and workforce reduction actions to be implemented across its businesses, including $18.2M reflected within operating profit and $1.0M reflected within other expense (income), net. The tax charges resulting from the divestiture were recorded in the first quarter of 2020 following the completion of the sale. The tax effects of the restructuring actions in 2020 were calculated based on the respective tax jurisdictions and averaged approximately 27%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.